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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   Form N-8A

                         NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

        The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:


Name:

                Prudential Developing Markets Fund


Address of Principal Business Office (No. & Street, City, State, Zip Code):

                Gateway Center Three, 100 Mulberry Street,
                Newark, New Jersey 07102-4077


Telephone Number (including area code):

                (973) 367-7530


Name and address of agent for service of process:

                S. Jane Rose, Esq.
                Gateway Center Three, 100 Mulberry Street
                Newark, New Jersey 07102-4077


Check Appropriate Box:

        Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                YES [X]         NO [_]

        Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 17th day of April, 1998.


                                        Prudential Developing Markets Fund


                                        /s/ Richard A. Redeker
                                        -------------------------------
                                        Richard A. Redeker
[Seal]                                  President


Attest /s/ Robert C. Rosselot
       --------------------------
       Robert C. Rosselot
       Assistant Secretary